EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of the 31st day of March, 2006, by and between Florida Public Utilities Company, a Florida corporation (the “Company”), and Charles L. Stein (“Executive”).

WHEREAS, Executive has served as an executive officer of the Company and desires to continue to serve the Company in that capacity, and the Company desires to continue to employ Executive upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the compensation and other benefits of Executive’s employment by the Company and the recitals, mutual covenants and agreements hereinafter set forth, Executive and the Company agree as follows:

1.

Employment Services.

(a)

Executive is hereby employed by the Company, and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth.  During the Employment Period (as defined below), Executive shall serve as Chief Operating Officer of the Company.  Executive shall report directly to the Chief Executive Officer of the Company.

(b)

Executive and the Company agree that, throughout the Employment Period, Executive shall have such authorities, duties and responsibilities as are customarily assigned to the Chief Operating Officer of an enterprise like the Company.  Such duties, responsibilities, and authorities shall include, without limitation, but subject to the authority and directions of the Board, responsibility for the management, operation, strategic direction and overall conduct for the operational and customer service areas of the company.  During the Employment Period, the Executive shall devote substantially his full business time and best efforts to the business of the Company.

2.

Term of Employment.  The term of this Employment Agreement (the “Employment Period”) shall commence on March 31, 2006 (the “Effective Date”) and shall end on March 30, 2009; provided, however, that in the event of a Change of Control (as defined herein), the term of this Agreement shall be automatically extended to a three-year term commencing on the effective date of such Change of Control, unless terminated as herein provided.

3.

Compensation and Benefits.

(a)

Annual Base Salary.  During the Employment Period, the Company shall pay Executive as compensation for his services an annual base salary in an amount determined by the Compensation Committee of the Board.  Such annual base salary shall be at the annual rate of not less than one hundred seventy thousand Dollars ($170,000) from the Effective Date, and may be adjusted upward from time to time as the Compensation Committee may determine in its discretion.  Executive’s annual base salary rate shall be reviewed at least annually for increase in the discretion of the Compensation Committee; Executive’s annual base salary rate shall not be subject to decrease at any time during the Employment Period.  Executive’s base salary shall be payable in accordance with the Company’s usual practices.

(b)

Incentive Compensation Plan.  During the Employment Period, Executive shall be eligible for additional compensation under the Company’s Incentive Compensation Plan established by the Compensation Committee of the Board and approved by the Board.  Under the Plan, Executive’s incentive compensation will be tied to performance criteria.  The Executive is paid an amount of not less than 80% of the total eligible compensation as base salary and the remaining twenty percent as Incentive Compensation. During the first year of the Employment Period (i.e., through December 31, 2006), Executive’s incentive compensation shall be in an amount not less than twenty percent (20%) of his annual total eligible compensation for such period.

(c)

Benefits.  During the Employment Period, Executive shall also (i) be eligible to participate in all benefit programs from time to time maintained by the Company for the benefit of its most senior executives, including without limitation, its group medical, dental and term life insurance coverages, 401(k) Plan and any executive equity compensation plans that may be put into effect by the Company, in each case on and subject to the terms and conditions of each of such programs as such programs apply to the Company’s most senior executives, and (ii) be reimbursed by the Company for customary business and travel expenses provided that such reimbursement payments are made by the end of the Executive’s taxable year following the year in which such expenses are incurred.

4.

Termination of Employment.  Prior to the expiration of the Employment Period, this Agreement and Executive’s employment may be terminated as follows:

(a)

Automatically upon Executive’s death.

(b)

By the Company, upon thirty (30) day’s prior written notice to Executive, in the event the Board believes that Executive is unable to materially perform the services required of Executive hereunder for a continuous one-hundred twenty (120) day period by reason of physical or mental illness; in the event of a disagreement concerning the existence of any such disability (in which event any such termination shall not become effective until such disagreement shall have been resolved), the matter shall be resolved by a disinterested licensed physician chosen by the Company (such physician to be located within 50 miles of Executive’s principal residence) and otherwise reasonably satisfactory to the Executive or his legal representative.

(c)

By the Company, for “Good Cause.”  “Good Cause” shall mean:

(1)

The willful and continued failure of Executive to substantially perform material duties assigned to Executive by the Board in accordance with this Agreement (other than any such failure resulting from incapacity due to physical or mental illness); or

(2)

Executive’s commission of fraud or willful conduct which significantly harms the Company or its subsidiaries or which significantly impairs Executive’s ability to perform his duties.

For purposes of this definition, no act, or failure to act, shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

(d)

By the Executive, upon thirty (30) day’s prior written notice to the Company, for any reason.

(e)

By the Company, without Good Cause, upon seven (7) days prior written notice to Executive.  A termination without Good Cause shall be deemed to exist upon any termination of Executive by the Company other than as set forth in Sections 4(a), (b) or (c).

(f)

By Executive, upon ninety (90) days notice of his determination that “Good Reason” for termination exists, provided that during the thirty (30) days immediately following such notice, the Company has an opportunity to cure such “Good Reason”.  Such termination may only occur during the two year period immediately following the occurrence of the event giving rise to “Good Reason”.  “Good Reason” shall be deemed to exist if:

(1)

Executive’s duties, authorities or responsibilities are materially reduced or modified without Executive’s consent, from those specified herein;

(2)

A decision is made that Executive no longer report directly to the Chief Executive Officer; or

(3)

Upon or after a Change of Control (as defined below), there is a change in the location of the Company’s executive offices, or reporting location, to a location that is greater than 100 miles from West Palm Beach, Florida.

(g)

By the Company, upon a Change of Control (as defined below).

(h)

For the purpose of this Agreement, “Change of Control” shall mean the effective date of any of the following events occurring during the term of Executive’s employment: (a) consummation of any consolidation, merger, statutory share exchange or other business combination as a result of which persons who were stockholders of the Company immediately prior to the effective date thereof beneficially own less than 50% of the combined voting power in the election of directors of the surviving or resulting entity following the effective date; (b) individuals who, as of the date hereof, constitute the Board of Directors of the Company cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any person who is elected as a director subsequent to the date hereof by a vote of, or upon the recommendation of, at least a majority of the directors comprising the current Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be considered a member of the current Board for these purposes; (c) consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (d) shareholder approval of any plan or proposal for the liquidation or dissolution of the Company; or (e) acquisition of beneficial ownership by any “person” or “group” (as such term is used Sections 13(d) and 14(d)(2) of the Exchange Act) of securities representing twenty percent (20%) or more of the combined voting power in the election of the Company’s directors.

5.

Effect of Termination of Employment.  Upon termination of Executive’s employment and this Agreement, the rights and obligations of the parties pursuant to Sections 7 through 18 shall be unaffected, but all other rights and obligations of the parties hereunder shall cease, except:

(a)

If this Agreement is terminated pursuant to Section 4(a), (b), (c) or (d), Executive shall receive his annual base salary and benefits accrued through the date of such termination of employment.

(b)

If this Agreement is terminated pursuant to Section 4(e), (f) or (g), Executive shall receive the following subject to Sections 17 and 18:

(1)

Continuation of his benefits (as applicable) under the Company’s employee benefits plans for a period of two years from his termination date;

(2)

A lump sum payment within 15 days of his termination date equal to 299 percent of (i) his then current annual base salary plus (ii) the greater of (x) the annual incentive compensation amount awarded pursuant to the Company’s Incentive Compensation Plan with respect to the fiscal year immediately preceding the year in which the termination occurs, or (y) the average of the Incentive Compensation Plan award for the Executive with respect to the three fiscal years immediately preceding the year in which the termination occurs;

(3)

A lump sum within 15 days of his termination date equal to the actuarial value of thirty-six (36) months of additional credited service under the Company’s retirement plan.

(4)

A lump sum payment within 15 days of his termination date equal to the cash value of accrued but untaken vacation for the portion of the year in which such termination occurs.

6.

Provisions Relating to Taxation of Payments.

(a)

Gross-up Payment. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (“Code”), or any interest or penalties, including any excise tax, interest and penalties imposed under Section 409A of the Code,  with respect to such excise tax (such excise tax, together with any such interest and penalties are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such payment or distribution.

(b)

Determination of Gross-Up.  Subject to the provisions of paragraph (c) of this Section 6, all determinations required to be made under this Section 6, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by an accounting firm satisfactory to the Company and Executive (“Accounting Firm”).  The Accounting Firm shall make such determination and provide detailed supporting calculations to both the Company and Executive within fifteen (15) business days after it is requested to do so.  The initial Gross-Up Payment, if any, as determined pursuant to this paragraph (b) of this Section 6, shall be paid to Executive within five (5) business days after the Company’s receipt of the Accounting Firm’s determination, but in no event later than the end of the Executive’s taxable year following the year that the Executive remits payment for any Excise Tax to any taxing authority.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that he has legal authority satisfying the criteria set forth in Treasury Regulation Section 1.6661-3 or similar successor provisions not to report any Excise Tax on his federal income tax return.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.

(c)

Dispute of Tax Claim.  Executive shall notify the Company in writing of any proposed assessment or proposed adjustment by the Internal Revenue Service (“IRS”) pursuant to an audit of Executive’s federal income tax return or otherwise, that, if successful, would require the payment by the Company of a Gross-Up Payment (hereinafter referred to as a “Claim”).  Such notice shall be given as soon as practicable but no later than ten (10) business days after the earlier of (i) the receipt by Executive of a written notice of proposed adjustment from the IRS or (ii) the receipt by Executive of a statutory notice of deficiency.  Such notice by Executive to the Company shall include (i) notice of the amount of the proposed assessment or proposed adjustment which relates to the Claim and the taxable year or years in which the Claim arises, (ii) the general nature of the Claim and (iii) all relevant written reports of the examining agent relating to the Claim.  Within thirty (30) days of (i) the receipt by Executive of a final assessment or (ii) the execution by Executive and the IRS of a closing agreement, with respect to any tax year of Executive in which a Claim has been raised, pursuant to which Executive is required to pay any amount with respect to the Claim, Executive shall provide the Company and the Accounting Firm with a copy of such assessment or agreement, together with supporting documents sufficient to determine the amount of such tax liability that was attributable to the Claim.  The Accounting Firm shall determine the amount of the Gross-Up Payment under this Agreement due to such tax liability and the Company will make such Gross-Up Payment to Executive within five (5) business days after its receipt of such determination, but in no event later than the end of the Executive’s taxable year following the year that the Executive remits payment for any Excise Tax to any taxing authority.

Notwithstanding anything in this Section 6 to the contrary, the Executive shall not receive any Gross-Up payment until the first day of the seventh month following the month in which the Executive terminates employment if, at the time of termination of employment, the Executive is a Specified Employee within the meaning of Code Section 409A or the regulations promulgated thereunder.  In the event payment of the Gross-Up is so delayed, the Executive shall also receive reasonable interest from the date of his termination of employment.

7.

Withholding.  All compensation paid to Executive shall be subject to applicable withholding taxes and other employment taxes as required with respect thereto.

8.

Non-Waiver of Rights.  The failure of either party to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

9.

Severability and Interpretation.  In the event of a conflict between the terms of this Agreement and any of the definitions or provisions in the Incentive Compensation Plan, the terms of this Agreement shall prevail.  Whenever possible, each provision of this Agreement and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules and regulations.  If any covenant or other provision of this Agreement (or portion thereof) shall be held to be invalid, illegal, or incapable of being enforced, by reason of any rule of law, rule, regulation, administrative order, judicial decision or public policy, all other conditions and provisions of this Agreement shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision (or portion) unless so expressed herein.  The parties hereto desire and consent that the court or other body making such determination shall, to the extent necessary to avoid any unenforceability, so reform such covenant or other provision or portions of this Agreement to the minimum extent necessary so as to render the same enforceable in accordance with the intent herein expressed.

10.

Entire Agreement.  This Agreement represents the entire and integrated Employment Agreement between Executive and the Company and supersedes all prior negotiations, representations and agreements, either written or oral, with respect thereto.

11.

Notice.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as set forth in this Section 11 or to such other address as may hereafter be notified by such party to the other party.  Notices and communications shall be effective at the time they are given in the foregoing manner (provided that notice by mail shall be deemed given three business days after posting).

If to Executive:

Charles L. Stein

711 Hummingbird Way #106

NPB, Fl 33408

If to the Company:

Florida Public Utilities Company

401 South Dixie Highway

West Palm Beach, FL 33401

Attn:  Corporate Secretary

12.

Amendments and Waivers.  No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto.

13.

Assignments.  This Agreement shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and/or any other entity which shall succeed to the business presently being conducted by the Company.  Being a contract for personal services, neither this Agreement nor any rights hereunder shall be assigned by Executive.

14.

Governing Law.  The parties agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Florida, without regard for any conflict of law principles.

15.

Headings.  Section headings are provided in this Agreement for convenience only and shall not be deemed to substantively alter the content of such sections.

16.

Indemnification.  To the fullest extent permitted by the indemnification provisions of the Certificate of Incorporation and By-laws of the Company in effect as of the date of this Agreement and the indemnification provisions of the corporation statute of the jurisdiction of the Company’s incorporation in effect from time to time (collectively, the “Indemnification Provisions”), and in each case subject to the conditions thereof, the Company shall (i) indemnify the Executive, as a director and officer of the Company or a subsidiary of the Company or a trustee or fiduciary of an employee benefit plan of the Company or a subsidiary of the Company, or, if the Executive shall be serving in such capacity at the Company’s written request, as a director or officer of any other corporation (other than a subsidiary of the Company) or as a trustee or fiduciary of an employee benefit plan not sponsored by the Company or a subsidiary of the Company, against all liabilities and reasonable expenses that may be incurred by the Executive in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, because the Executive is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan, and against which the Executive may be indemnified by the Company, and (ii) pay for or reimburse the reasonable expenses incurred by the Executive in the defense of any proceeding to which the Executive is a party because the Executive is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan.  The rights of the Executive under the Indemnification Provisions shall survive the termination of the employment of the Executive by the Company.  Payment under this Section 16 shall be made to the Executive no later than the end of the Executive’s taxable year following the year that the Executive incurs such liability or expense.

17.

Payment Restriction.  Notwithstanding any provision in this Agreement to the contrary, in the event any payment under this Agreement would otherwise be subject to taxation under 409A of the Code, such payment plus reasonable interest from the date of Executive’s termination of employment shall be made in a lump sum six months following Executive’s termination of employment.

18.

409A Compliance.  This Agreement is intended to comply with the provisions of Section 409A of the Code.  If any compensation or benefits provided by this Plan may result in adverse consequences under Section 409A of the Code, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of Section 409A of the Code or in order to comply with the provision of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Executive.  Notwithstanding the preceding, the Company makes no representations as to the tax treatment of the compensation and benefits payable under this Agreement.  The Executive has been advised to consult with his personal tax advisor and is, except as provided in Section 6, responsible for all tax liabilities associated with the compensation and benefits payable under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

___________________________________
Executive:  Charles L. Stein

                                                                        Date:  October 22, 2007

Florida Public Utilities Company

By: _______________________________
Name:  Paul L. Maddock, Jr.
Title:  Chairman of the Compensation Committee